                                                                    Exhibit 23.2

                      Independent Auditors' Consent

The Board of Directors
Select Medical Corporation:

We consent to the incorporation by reference of our report dated April 9, 1999, relating to the consolidated balance sheets of Intensive HealthCare Corporation and subsidiaries as of December 15, 1998 and December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from January 1, 1998 through December 15, 1998 and the year ended December 31, 1997, in the registration statement on Form S-8 of Select Medical Corporation, to be filed with the Securities and Exchange Commission on or about April 5, 2001.

                                                                        KPMG LLP

St. Louis, Missouri
April 5, 2001